Exhibit 16


                                             Arthur Andersen LLP
                                             1909 Charter Lane
                                             Lancaster, PA  17601


May 23, 2002




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washiington, D.C.  20549

Dear Sir/Madam:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated May 21, 2002 of Herley Industries, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/  Arthur Andersen LLP




cc:  Mr. Anello C. Garefino, CFO
      Herley Industries, Inc.